FORM 8-K SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): February 4, 2004
UNITED STATES CELLULAR CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900
Not Applicable (Former name or former address, if changed since last report)

Item 5. Other Events

        United States Cellular Corporation ("U.S. Cellular") adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. An asset retirement obligation is the cost of closing facilities and removing assets, or performing other remediation to a property as required by contractual agreement. This accounting principle requires entities to record the estimated fair value of a legal liability for an asset retirement obligation in the period it is incurred. Adoption of this standard in the first quarter of 2003 required U.S. Cellular to recognize estimated liabilities related to the future remediation of certain leased properties.

        During the fourth quarter of 2003, U.S. Cellular revised the probability that leased cell sites would require remediation and determined that an additional remediation liability was required. As a result of this change, U.S. Cellular has restated its first-quarter 2003 financial statements to reflect a liability for future remediation of $54.4 million and a charge of $14.3 million, net of taxes and minority interest, as a cumulative effect of an accounting change. This cumulative effect reflects amounts that would have been charged to expense in prior years had SFAS No. 143 been effective for periods prior to January 1, 2003. This change also required additional charges to income for depreciation and non-cash accretion expense in each of the first three quarters of 2003. A summary of these changes is included on page 8 of the earnings release attached hereto as Exhibit 99.1. U.S. Cellular will amend and re-file its Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2003 to reflect these changes. The amendments are being filed in response to a routine comment letter received from the Division of Corporation Finance of the Securities and Exchange Commission.

        The Summary of Income Statement Effects of 2003 Accounting Changes on page 8 of the earnings release attached as Exhibit 99.1 is hereby incorporated by reference as part of this disclosure under Item 5 of Form 8-K.

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On February 4, 2004, United States Cellular Corporation issued a news release announcing its earnings for the fourth quarter of 2003. A copy of the news release is attached hereto as Exhibit 99.1.

Exhibits
99.1	United States Cellular Corporation’s news release, dated February 4, 2004, announcing earnings for the fourth quarter of 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:   February 4, 2004

By:	/s/ Thomas S. Weber Thomas S. Weber Vice President and Controller

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EXHIBIT INDEX

Exhibit Number 99.1	Description of Exhibit United States Cellular Corporation’s news release dated February 4, 2004 announcing earnings for the fourth quarter of 2003.

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